EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the August 10, 2006, by and between Associated Media Holdings, Inc., a Nevada corporation (the "Company"), and Ramon Ibe ("Employee").

RECITALS:

The Company desires to employ Employee to provide personal services to the Company, and wishes to provide Employee with certain compensation and benefits in return for his services. Employee wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the forgoing recital, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Employment.

1.1 Title. The Company hereby employs Employee to serve as the Chief Marketing Officer of the Company.

1.2 Duties. Employee shall report directly to the Company's Board of Directors ("Board"). Employee shall perform the duties, functions and responsibilities customarily performed by the Chief Marketing Officer of a company of similar size and type to the Company, and such other duties and responsibilities as the Board may from time to time reasonably direct.

1.3 Full Time. Employee shall devote his full business time, attention and energy to the business and interests of the Company and, during the term of this Agreement, shall not engage in any other business, employment or other undertaking (whether or not such activity is pursued for gain, profit or other pecuniary advantage) that would interfere with the satisfactory performance of Employee's duties to the Company or present a conflict of interest with the Company; provided, however, that Employee shall not be prevented from (i) devoting a portion of his time and attention to ZTH Management, LLC or MegaRamp Events, LLC, so long as the activities Employee undertakes for such companies do not interfere with the satisfactory performance of Employee's duties to the Company or present a conflict of interest with the Company, and (ii) investing Employee's assets in such form or manner as would not require any services on the part of Employee in the operation of the affairs of the entities in which such investments are made and provided such investments do not present a conflict of interest with the Company.

2. Term of Employment. The period of Employee's employment hereunder shall commence on August 10, 2006 and end on August 9, 2009, subject to earlier termination as permitted by this Agreement (the "Initial Term"). If not sooner terminated as permitted by this Agreement, this Agreement shall be automatically extended for successive one (1) year terms (each an "Extended

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Term") unless the Board provides Employee, or Employee provided the Company, with at least ninety (90) days written notice prior to the end of the Initial Term or any Extended Term of its or his intention not to extend this Agreement such that this Agreement shall expire at the end of the Initial Term or that Extended Term, as the case may be. The period that this Agreement is in effect is hereinafter referred to as the "Term."

3. Compensation and Benefits.

3.1 Salary. The Company shall pay to Employee for all services to be rendered by Employee in any capacity under this Agreement a base salary ("Base Salary") at an annual rate of One Hundred Twenty Thousand Dollars ($120,000), to be paid consistent with the Company's normal payroll practices. The Base Salary shall be subject to an annual increase of at least 5% of the prior year's Base Salary, as determined by the Board, but shall not be decreased during the Term without the written consent of the Employee.

3.2 Annual Bonus. On at least an annual basis, the Board will review Employee's performance and may award a bonus in such amount and at such time as the full Board may determine in its sole discretion. The target bonus range is expected to be between 20-40% of the Employee's Base Salary.

3.3 Reimbursement of Expenses. Upon submission of receipts, invoices, bills, canceled checks or other documentary evidence of the amount and purpose of expenditures, Employee shall be reimbursed in accordance with the Company's normal reimbursement practices for all out-of-pocket business expenses reasonably incurred by Employee in the performance of his duties hereunder.

3.4 Insurance and Employee Benefit Plans. For so long as Employee is employed by the Company pursuant to this Agreement, Employee shall be entitled to participate in any health insurance, life insurance, medical reimbursement, and profit sharing, pension or similar plan that is established for the employees of the Company under the same terms and conditions as generally applicable to the participation of the Company's executive level personnel in such programs or plans.

3.5 Employee Perquisites. The Company shall provide the Employee with executive perquisites as may be available to or deemed appropriate for the Employee by the Board or a compensation committee thereof.

3.6 Vacation. The Employee shall be entitled to four weeks vacation annually to be taken at times mutually convenient to the Company and the Employee.

4. Termination of Employment.

4.1 Termination of Employment.

4.1.1 Employee's employment may be terminated by the Company at any time with or without Good Cause (as defined below). Any act, or failure to act, based upon authority pursuant

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to a resolution duly adopted by the Board or upon the written instructions of the Board or based upon the written advice of the Company's counsel shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company. The cessation of employment of the Employee shall not be deemed to be for Good Cause unless and until a written notice has been delivered to Employee by the Board that specifically identifies the Good Cause which is the Board's basis for termination in reasonable detail.

4.1.2 Employee's employment shall automatically terminate upon Employee's death.

4.1.3 Employee may terminate his Employment for Good Reason (as defined below) if Employee gives ninety (90) days prior written notice to the Board and the circumstances constituting Good Reason are not cured prior to the end of such notice period.

4.1.4 Employee may terminate his employment other than for Good Reason at any time upon thirty (30) days prior written notice to the Company.

4.2 Effect of Employment Termination. Except as provided in Section 5 of this Agreement, all rights of Employee to receive compensation pursuant to this Agreement shall cease as of the Termination Date (as defined below). Further, except as required by law, Employee shall not be entitled to continue participating in any Company benefit plan of any nature. The Company shall have the right to deduct from any accrued compensation due Employee on the Termination Date the amount of any advances of compensation or loans made to Employee or on Employee's behalf or any other monies owed to the Company by Employee.

4.3 Definitions. As used in this Agreement, the following terms shall have the following meanings, respectively:

4.3.1 "Good Cause" means:

(a) conviction of or pleading no contest to a felony or a conviction of a lesser crime or offense involving Company property or moral turpitude;

(b) commission of any act during the term of this Agreement involving unethical business practices or other conduct that the Board, in good faith, determines could materially damage the reputation, character or standing of the Company or which would make continued employment material prejudicial to the Company;

(c) Employee's embezzlement from, or fraud against, the Company in any material matter;

(d) Employee's breach of any of the covenants contained in the Employee Restriction Agreement between the Company and Employee dated the same date as this Agreement (the "Restriction Agreement"); or

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(e) any of the following conduct on the part of Employee that is not corrected or cured within fifteen (15) days after having received written notice from the Company of its occurrence:

(i) the use of drugs, alcohol or other substances by Employee to an extent that materially interferes with or prevents Employee from performing Employee's duties under this Agreement;

(ii) intentional misconduct in a material matter or gross negligence by Employee in the performance of his obligations under this Agreement;

(iii) failure by Employee to carry out specific, lawful directions, instructions, policies, rules, regulations or decisions of the Board or its designee; or

(iv) the material breach by Employee of any of Employee's obligations or agreements contained in this Agreement.

4.3.2 "Good Reason" means the assignment to Employee of duties, functions or responsibilities materially inconsistent in any significant respect with Employee's position, duties, functions or responsibilities as contemplated by Section 1 of this Agreement (or which are pursuant to such other position within the Company to which Employee may with his written approval be transferred), excluding for this purpose isolated, insubstantial, and inadvertent actions which are remedied by the Company promptly after receipt of written notice thereof given by Employee to the Board or any change in status, office, or reporting requirement of Employee resulting from the acquisition of all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) by a successor entity.

4.3.3 "Termination Date" means the last date on which Employee is employed by the Company pursuant to termination of employment for any reason (whether by the Company or Employee) pursuant to this Agreement.

5. **Severance Pay.**

5.1 Termination of Employment Without Good Cause or For Good Reason.

5.1.1 Subject to Section 5.1.3 below, in the event that Employee's employment with the Company is terminated by the Company without Good Cause or by Employee for Good Reason, the Company shall continue to pay Employee (or his heirs, successors or legal representatives, as may be applicable) his Base Salary at its then current annual rate for a period immediately following the Termination Date (the "Severance Period") that is equal to (a) the greater of one (1) year or the balance of the Initial Term if termination of employment occurs during the Initial Term, or (b) one (1) year if termination of employment occurs after the Initial Term during an Extended Term.

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5.1.2 Any Base Salary due Employee pursuant to Section 5.1.1 above shall be paid to Employee in installments on the same schedule as the Company's normal payroll practices, each installment to be the same amount Employee would have been paid under this Agreement if he had not been terminated, provided, however, that if the Company fails to pay when due any Base Salary due Employee pursuant to Section 5.1.1, Employee shall have the right to accelerate all amounts due pursuant to Section 5.1.1. by providing written notice to the Company stating as such.

5.1.3 In the event Employee breaches any provision of the Restriction Agreement during the Severance Period, Employee's entitlement to any payments of severance pursuant to this Section 5 that would otherwise have been due thereafter shall thereupon immediately cease and terminate, and Employee shall have no claim to such payments.

5.1.4 In the event of any termination of Employee's employment under this Agreement, the Employee shall have no obligation to seek other employment; provided, that in the event that (1) Employee secures new employment or any consulting or other similar arrangement during the period that any payment is continuing pursuant to the provisions of this Section 5 and which Employee did not have at the time of such termination, or (2) Employee secures increased compensation under any other employment, consulting or other similar arrangement during the period that any payment is continuing pursuant to the provisions of this Section 6, the Company shall have the right to reduce the amounts to be paid hereunder by the amount of Employee's earnings or increased earnings (net of executive placement fees or other similar costs), as the case may be, from such other employment, consulting or other arrangement

5.4 Termination of Employment B Good Cause or Death. In the event that Employee's employment with the Company is terminated by the death of Employee or by the Company for Good Cause, Employee shall not be entitled to any severance pay of any nature.

6. **Arbitration**. Any controversy or claim arising out of or relating to this contract, or the breach hereof, shall be promptly submitted to, and determined by, a single arbitrator selected by the American Arbitration Association, or by any other arbitrator mutually agreed upon by the Employee and the Company. Such arbitration shall take place in Long Beach, California. However, the provisions of this Section 6 shall not prevent the Company from instituting an action under this Agreement for specific performance of this Agreement or injunctive relief. In the event of arbitration, the Company shall advance all expenses (including legal fees) incurred by the Company or the Employee; provided that expenses advanced by the Company to cover expenses incurred by the Employee shall be reimbursed by the Employee if the Company prevails in the arbitration.

7. **Indemnification**. In the event Employee is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Company against Employee), by reason of the fact that he is or was performing services under this Agreement, then the Company shall indemnify Employee against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith to the fullest extent provided by law and in accordance with the Company's By-laws.

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8. Assignability. The obligations of the Employee may not be delegated and, except with respect to the designation of beneficiaries in connection with any of the benefits payable to the Employee hereunder, the Employee may not, without the Company's written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and the Employee agree that this Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by the Company to and shall be assumed by and be binding upon any successor to the Company. The term "successor" means, with respect to the Company or any of its subsidiaries, any corporation or other business entity which, by merger, consolidation, purchase of the assets or otherwise acquires all or a material part of the assets of the Company.

9. No Conflicts. Employee hereby represents and warrants to the Company that there are not now operative and in force any employment agreements, arrangements, contracts or other instruments of any nature to which Employee is a party or by which Employee is bound that restrict, limit, prevent, prohibit or make unlawful the execution by Employee of this Agreement, or the performance by Employee of any or all of the obligations, covenants and duties herein specified, or the Company's employment of Employee in accordance herewith. In addition, Employee represents and warrants that, as of the date of this Agreement, no compensation is due to him under any prior employment agreements, contracts or other instruments of any nature. Employee shall, and hereby agrees to, indemnify, defend and save harmless the Company, its officers, directors and shareholders from and against any and all suits, causes of action, judgments, liabilities, damages, expenses (including, without limitation, reasonable attorney's fees and court costs) or claims of any nature whatsoever which may arise out of or occur by reason of any misrepresentations (intentional or unintentional) or inaccuracies with respect to the foregoing statements and representations of Employee, this indemnity to be operative at all times during and after the term of this Agreement.

10. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and to be performed therein.

11. Non-Waiver of Breach. No failure of either party to exercise any power, right or remedy given such party hereunder, or to insist upon the strict compliance by the other party of any obligation, covenant, term, condition, warranty or agreement hereunder, and no custom or practice at variance with the terms hereof, shall constitute a waiver of such party's right to demand exact compliance with the terms hereof.

12. Notices. Any notice, request, consent, approval, waiver or other communication which may be or is required or permitted to be given under this Agreement shall not be effective unless the same is in writing and is delivered in person, or sent by registered or certified mail, return receipt requested, first-class postage prepaid, to the addresses of the party first set forth below its signature at the end of this Agreement. Any party may change the address to which notice must be given by giving notice of such change of address to the other party in accordance with this Section. Time periods shall commence on the date of hand delivery or proper mailing, as the case may be.

13. **Partial Invalidity**. Should any part of this Agreement for any reason be declared or held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated. In lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

14. **Burden and Benefit**. This Agreement is binding upon, and inures to the benefit of the Company, its successors and assigns, and is binding on Employee and inures to the benefit of his heirs, executors, administrators, personal and legal representatives.

15. **Number and Gender**. Where text requires, words in the singular shall be deemed to include the plural and vice-versa, and words of any gender shall be deemed to include all genders.

16. **Headings.** The section headings contained in this Agreement are for reference purposes only and shall have no force or effect or in any way affect the meaning or interpretation of this Agreement.

17. **Withholding Taxes.** The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

18. **Entire Agreement; Amendments**. This Agreement contains all of the agreements and understandings between the parties hereto with respect to the employment of Employee by the Company, and no oral agreements or written correspondence shall be held to affect the provisions hereof. Neither this Agreement nor any provision hereof may be amended, modified, changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the amendment, modification, change, waiver, discharge or termination is sought.

19. **Counterparts.** This Agreement may be executed in two or more counterparts, each of which together will constitute on and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and Employee has hereunto set his hand, all done as of the day and year hereinabove first written.

AF/RE

COMPANY:
ASSOCIATED MEDIA HOLDINGS, INC.

By: ______________________
D. FRANKLIN

Title: CEO

Address:
5150 East PCH Suite 300
Long Beach
CA 90804

EMPLOYEE:

____

Address:
251 LINDERO AVE
LONG BEACH CA 90803